Exhibit 99.(a)(5)(B)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN JAPAN, AUSTRALIA OR THE REPUBLIC OF ITALY

National Bank of Greece S.A.

Athens, July 1, 2013

NATIONAL BANK OF GREECE S.A. ANNOUNCES RESULTS OF ITS CASH TENDER OFFER FOR UP TO 22,500,000 OF THE OUTSTANDING 25,000,000 AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE OF ITS NON-CUMULATIVE PREFERENCE SHARES, SERIES A, NOMINAL VALUE €0.30 PER SHARE

National Bank of Greece (the “Bank”) announces today the results of its offer to purchase for cash up to 22,500,000 of the outstanding 25,000,000 American Depositary Shares (ADS CUSIP 633643507) (each, an “ADS” and collectively the “ADSs”), each representing one of its Non-Cumulative Preference Shares, Series A, nominal value €0.30 per share (the “Preference Shares”) upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 31, 2013 (the “Offer to Purchase”) and the accompanying Letter of Transmittal, each as may be amended or supplemented from time to time, which constituted the offer (the “Offer”).  The Offer expired at 12:00 midnight, New York City time, on June 28, 2013 (which was the end of the day of June 28, 2013) (the “Expiration Time”).

Capitalized terms not otherwise defined in this press release have the same meaning given to them in the Offer to Purchase.

RESULTS OF THE OFFER

Based on the information provided by The Bank of New York Mellon, who is acting as the Tender Agent with respect to the Offer, as of the Expiration Time, 12,360,169 ADSs were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 49.4% of the ADSs outstanding at the Expiration Time.

The Bank will accept on the Settlement Date (as defined below) for purchase all ADSs validly tendered and not validly withdrawn.  Following the purchase of these ADSs on the Settlement Date, 12,639,831 ADSs will be outstanding.

Completion of the Offer was conditional upon the satisfaction or waiver of the conditions set out in the Offer to Purchase, all of which have been satisfied.

Settlement of the Offer is expected to occur on July 3, 2013 (the “Settlement Date”).  On the Settlement Date, the Tender Agent will arrange for all purchased ADSs to be delivered to, or to the order of, the Bank and the Bank will deliver to the Tender Agent for delivery to tendering holders the amount of cash necessary to pay to each tendering holder $12.50 per ADS validly tendered and not validly withdrawn, net to the holder in cash, less any applicable withholding taxes and without interest, after deduction of any other applicable fees and taxes.  Based on the results of the Offer, the aggregate purchase price for the tendered  ADSs is approximately $154.5 million.

GENERAL INFORMATION RELATING TO THE OFFER

In connection with the Offer, Bank of America Merrill Lynch acted as Dealer Manager, D.F. King Worldwide acted as Information Agent and The Bank of New York Mellon acted as the Tender Agent.

ABOUT THE BANK

National Bank of Greece S.A., domiciled in the Hellenic Republic, is a limited liability stock company (société anonyme) organized under the laws of the Hellenic Republic. National Bank of Greece S.A. and its consolidated subsidiaries comprise a diversified financial services group engaged in a wide range of banking, financial services, insurance, stock-brokerage and finance-related activities throughout the Hellenic Republic and internationally.  The Bank’s headquarters are located at 86 Eolou Street, Athens 10232, the Hellenic Republic and its telephone number is +30-210-334-1000.

The ADSs are listed on the New York Stock Exchange under the symbol “NBG-A”.  Each ADS represents one Preference Share.

DISCLAIMER

This press release must be read in conjunction with the Offer to Purchase and accompanying Letter of Transmittal, each as amended supplemented.

OFFER AND DISTRIBUTION RESTRICTIONS

General

This press release does not constitute an offer to buy or the solicitation of an offer to sell Preference Shares or ADSs, and tenders of ADSs in the Offer will not be accepted from ADS Holders, in any circumstances in which such offer or solicitation is unlawful.  In those jurisdictions where the securities, “blue sky” or other laws require an Offer to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates is such a licensed broker or dealer in such jurisdictions, such Offer shall be deemed to be made by the Dealer Manager or affiliate (as the case may be) on behalf of the Bank in such jurisdictions.

Hellenic Republic

Neither the press release nor any other documents or materials relating to the Offer constitute a “public offer” (dimossia prosfora), within the meaning of Greek Law 3401/2005, or a “tender offer” (dimossia protassi), within the meaning of Greek Law 3461/2006, for the purchase, sale or exchange of securities in the Hellenic Republic and no information contained herein or therein can be considered as investment advice or a solicitation of an investment in securities in the Hellenic Republic in terms of Greek Law 3606/2007.  Accordingly, neither this press release nor any other documents or materials relating to the Offer have or will be submitted to the Hellenic Capital Market Commission for approval pursuant to such laws.

Republic of Italy

The Offer is not being made, directly or indirectly, in the Republic of Italy. The Offer and this press release and any other documents or materials relating to the Offer have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa pursuant to Italian laws and regulations. Accordingly, (i) neither this press release, nor any other offering material relating to the Offer or the ADSs may be distributed or made available in the Republic of Italy and (ii) no marketing, promotional, informative or solicitation activity may be performed in the Republic of Italy.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ADSs or this Offer.

United Kingdom

The communication of this press release and any other documents or materials relating to the Offer is not being made and such documents and/or materials have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000.  Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.  The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Promotion Order) or any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order.

Kingdom of Belgium

Neither this press release nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers/Autoriteit voor Financiële Diensten en Markten) and, accordingly, the Offer may not be made in the Kingdom of Belgium (“Belgium”) by way of a public offering, as defined in Article 3 of the Belgian Law of 1 April 2007 on public takeover bids (as amended or replaced from time to time) (the “Law of 1 April 2007”).  Accordingly, the Offer may not be advertised, and neither this press release nor any other documents or materials relating to the Offer has been or shall be distributed or made available, directly or indirectly, to any person in Belgium to the extent that this would constitute a public offering in Belgium.

Republic of France

Neither this press release nor any other documents or materials relating to the Offer has been nor will be submitted for clearance to nor approved by the Autorité des Marchés Financiers pursuant to French laws and regulations.  Accordingly, (i) neither this press release nor any other marketing materials relating to the Offer or the ADSs may be distributed or made available in the Republic of France (“France”); and (ii) no marketing, promotional, informative or solicitation activity may be performed in France.  Each broker or securities intermediary must comply with applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ADSs or this press release.

Grand Duchy of Luxembourg

Under no circumstances shall this press release constitute an offer to sell or issue ADSs, or the solicitation of an offer to buy or subscribe for ADSs, addressed to the public in the Grand Duchy of Luxembourg.